EXHIBIT 99.1

PRESS RELEASE

RBC Bearings Incorporated Announces Fiscal 2009 First Quarter Results

Oxford, CT - August 7, 2008 - RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today reported results for the first quarter of fiscal year 2009.

First Quarter Highlights

	Q1 Fiscal 2009		Q1 Fiscal 2008		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$92.4		$79.8		15.7%
Gross margin	$30.6		$27.4		11.3%
Gross margin %	33.1%		34.4%
Operating income	$17.0	$17.6	$15.8	$15.8	8.0%	11.3%
Net income	$10.7	$11.2	$9.8	$9.8	8.7%	14.4%
Diluted EPS	$0.49	$0.52	$0.45	$0.45	8.9%	15.6%

(1)	Results exclude items listed in reconciliation below.

“RBC Bearings delivered strong performance in its first fiscal quarter of 2009, highlighted by sales growth of 15.7% and adjusted net income growth of 14.4% on a year-over-year basis. We are pleased with the results of our first quarter and feel we are on track to deliver record performance this year,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer.

First Quarter Results

Net sales for the first quarter of fiscal 2009 were $92.4 million, an increase of 15.7% from $79.8 million in the first quarter of fiscal 2008. Gross margin for the first quarter rose 11.3% to $30.6 million compared to $27.4 million for the same period last year. Gross margin as a percentage of net sales was 33.1% in the first quarter of fiscal 2009 compared to 34.4% for the same period last year. The decline in gross margin percentage was mainly driven by start-up costs associated with the Company’s expansion into large bearings and the inclusion of five recent acquisitions which are currently operating at lower gross margin levels.

Operating income for the first quarter of fiscal 2009 was $17.0 million, an increase of 8.0% compared to operating income of $15.8 million for the same period last year. As a percentage of net sales, operating income was 18.5% compared to 19.8% for the same period last year. Operating income, excluding start-up costs associated with the expansion into large bearings, facility moving costs, and disposal of fixed assets, was $17.6 million, an increase of 11.3%

compared to the same period last year. As a percentage of sales, operating income, excluding these charges, was 19.0% compared to 19.8% for the same period last year.

Interest expense, net for the first quarter of fiscal 2009 was $0.7 million, a decrease of $0.3 million, from $1.0 million for the same period last year.

In the first quarter of fiscal 2009, the Company redeemed $15.5 million of industrial revenue bonds and recorded a loss of $0.3 million on early extinguishment of debt.

Net income increased 8.7% to $10.7 million compared to $9.8 million for the same period last year. Excluding the after-tax start-up costs associated with the expansion into large bearings, moving costs and disposal of fixed assets, and the loss on early extinguishment of debt, net income increased 14.4% to $11.2 million compared to $9.8 million for the same period last year.

Acquisition of Precision Industrial Components
On June 6, 2008, the Company acquired the assets of Precision Industrial Components (“PIC Design”) for approximately $6.6 million in cash and the assumption of certain liabilities. PIC Design, located in Middlebury, Connecticut is a manufacturer and supplier of tight-tolerance, precision mechanical components for use in the motion control industry. PIC Design generated revenues of approximately $10.0 million in its most recent calendar year. The financial results of PIC Design will be reported as part of the Company’s Other segment.

Plant Move and Consolidation
In the first quarter of fiscal 2009 the Company moved one of its small aerospace manufacturing facilities on the West Coast to a new leased space. This move resulted in a one time charge of approximately $0.2 million of which $0.1 million was recorded in the first quarter. The remaining $0.1 million will be recorded in the second quarter. The Company is working to consolidate a second facility during the second and third quarters of this fiscal year which may result in a charge of $1.0 - $2.0 million, most of which would be non-cash items.

Outlook

“We remain optimistic about the strength of demand from our core markets and our business plan for fiscal 2009. Today, we are very well positioned in terms of product offering, new product introductions, and key customer relationships. Consequently, I am confident that we can meet our long-term objectives and continue to build on our strong track record of delivering customer service and increasing value for our shareholders,” concluded Dr. Hartnett.

Based on current market conditions, the Company expects financial performance in its second quarter of fiscal 2009 to be as follows:

▪	Net sales in the range of $95.0 - $97.0 million

▪	Operating income in the range of $16.5 - $17.5 million

Live Webcast
RBC Bearings Incorporated will host a webcast at 10:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 877-545-1403 (international callers dial 719-325-4913). An audio replay of the call will be available from 1:00 p.m. ET on Thursday, August 7th, until 11:59 p.m. ET on Thursday, August 21st. The replay can be accessed by dialing 888-203-1112 (international callers dial 719-457-0820) and entering conference call ID # 2974123.

Non-GAAP Financial Measures
In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain charges. These non-GAAP measures adjust for charges that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable GAAP measures are included in the financial table attached to this press release.

About RBC Bearings
RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace, and defense markets. Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 2,257 people and operates 23 manufacturing facilities in four countries.

Safe Harbor for Forward Looking Statements
Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, the Company’s ability to meet its debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings
Daniel A. Bergeron
203-267-5028
dbergeron@rbcbearings.com

FD Ashton Partners
Michael Cummings
800-281-1163
investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	June 28,	June 30,
	2008	2007

Net sales	$92,380	$79,823
Cost of sales	61,825	52,378
Gross margin	30,555	27,445

Operating expenses:
Selling, general and administrative	13,127	11,302
Other, net	382	362
Total operating expenses	13,509	11,664

Operating income	17,046	15,781

Interest expense, net	681	980
Loss on early extinguishment of debt	319	-
Other non-operating income	(83)	(114)
Income before income taxes	16,129	14,915
Provision for income taxes	5,446	5,090
Net income	$10,683	$9,825

Net income per common share:
Basic	$0.50	$0.46
Diluted	$0.49	$0.45

Weighted average common shares:
Basic	21,561,375	21,377,482
Diluted	21,782,020	21,882,470

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	June 28,	June 30,
Reconciliation of Reported Operating Income to	2008	2007
Adjusted Operating Income:

Reported operating income	$17,046	$15,781
Large bearing start-up costs	398	-
Facility moving costs	98	-
Disposal of fixed assets	30	-
Adjusted operating income	$17,572	$15,781

Reconciliation of Reported Net Income and	Three Months Ended
Net Income Per Common Share to Adjusted Net	June 28,	June 30,
Income and Adjusted Net Income Per Common Share:	2008	2007

Reported net income	$10,683	$9,825
Large bearing start-up costs (1)	264	-
Facility moving costs (1)	65	-
Disposal of fixed assets (1)	20	-
Loss on early extinguishment of debt (1)	211	-
Adjusted net income	$11,243	$9,825
(1) Item was tax effected at the effective tax rate.

Adjusted net income per common share:
Basic	$0.52	$0.46
Diluted	$0.52	$0.45

Adjusted weighted average common shares:
Basic	21,561,375	21,377,482
Diluted	21,782,020	21,882,470

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	June 28,	June 30,
Segment Data, Net External Sales:	2008	2007

Roller bearings segment	$24,957	$23,643
Plain bearings segment	43,715	37,720
Ball bearings segment	15,046	13,421
Other segment	8,662	5,039
	$92,380	$79,823

	Three Months Ended
	June 28,	June 30,
Selected Financial Data:	2008	2007

Depreciation and amortization	$3,166	$2,413

Cash provided by operating activities	$21,713	$13,430

Capital expenditures	$4,569	$6,623

Total debt	$51,250	$55,405

Cash on hand	$13,397	$4,615

Total debt minus cash on hand	$37,853	$50,790

Backlog	$239,892	$185,034